As filed with the Securities and Exchange Commission on November 4, 2015

Registration No. 333-175340

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 8

TO

FORM S-11

ON

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

INDUSTRIAL INCOME TRUST INC.

(Western Logistics II LLC, as successor by merger to Industrial Income Trust Inc.)

(Exact name of registrant as specified in charter)

Maryland	27-0477259
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

c/o GLP US Management, LLC

Two North Riverside Plaza

Suite 2350

Chicago, IL 60606

(312) 940-5300

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Neil A. Klein

General Counsel, Executive Vice President and Secretary

c/o GLP US Management, LLC

Two North Riverside Plaza

Suite 2350

Chicago, IL 60606

(312) 940-5300

(Name, address, including zip code, and telephone number, including area code, of agent for service of process)

Copies to:

David P. Slotkin, Esq.

Morrison & Foerster LLP

2000 Pennsylvania Avenue, N.W.

Suite 6000

Washington D.C. 20006

(202) 887-1500

Approximate date of commencement of proposed sale to the public: Not applicable.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon fi ling with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement fi led pursuant to General Instruction I.D. fi led to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filter, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 8 to Form S-11 on Form S-3 (this “Post-Effective Amendment”) relates to the Registration Statement on Form S-11 and Form S-3 (No. 333-175340) of Industrial Income Trust Inc. (the “Company”) originally filed on Form S-11 with the Securities and Exchange Commission and subsequently amended by a post-effective amendment on Form S-3 filed on March 12, 2014 (the “Registration Statement”) registering $600,000,000 in shares of the Company’s common stock, $0.01 par value per share (the “Common Stock”), to be offered and sold by the Company pursuant to the Company’s Second Amended and Restated Distribution Reinvestment Plan (the “Plan”).

On November 4, 2015, the Company completed the merger contemplated by the Agreement and Plan of Merger (the “Merger Agreement”), dated as of July 28, 2015, among the Company, Western Logistics LLC (“Parent”) and Western Logistics II LLC (“Merger Sub”). Pursuant to the Merger Agreement, the Company merged with and into Merger Sub (the “Merger”), with Merger Sub surviving the Merger as a wholly-owned subsidiary of Parent. At the effective time of the Merger, each outstanding share of the Company’s Common Stock (other than shares owned by any subsidiary of the Company, which were cancelled) was converted into the right to receive an amount in cash per share equal to $10.30, less any applicable withholding tax.

As a result of the Merger, the Plan has been terminated and no additional Common Stock will be issued thereunder. Accordingly, Merger Sub, as successor in interest by merger to the Company hereby terminates the offering pursuant to the Registration Statement and, in accordance with an undertaking made by the Company in Part II of the Registration Statement to remove from registration, by means of a post-effective amendment, any securities that had been registered for issuance but remain unsold at the termination of the offering, removes from registration, by means of this Post-Effective Amendment, any and all Common Stock registered but unsold under the Registration Statement as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on this 4th day of November, 2015.

WESTERN LOGISTICS II LLC (as successor by merger to Industrial Income Trust Inc.)

By:	/s/ Neil A. Klein

Name:	Neil A. Klein
Title:	General Counsel, Executive Vice President and Secretary

Note: No other person is required to sign this Post-Effective Amendment to the Registration Statement in reliance on Rule 478 under the Securities Act of 1933, as amended.